Exhibit 99.1

Press Release

For further information:

Jeffrey R. Luber

President and Chief Executive Officer

EXACT Sciences Corporation

P: (508) 683-1211

E: jluber@exactsciences.com

EXACT Sciences Corporation to Present at the Rodman & Renshaw 10th Annual Healthcare Conference

MARLBOROUGH, Mass – November 5, 2008 – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that it is scheduled to present at the Rodman & Renshaw 10th Annual Health Care Conference on Wednesday, November 12, 2008.  The presentation will be webcast live and may be accessed by visiting the Investors’ section of the Company’s website, www.exactsciences.com.

Jeffrey R. Luber, EXACT Sciences’ President and Chief Executive Officer, is scheduled to deliver the presentation at 12:00 p.m. ET at the New York Palace Hotel.  An archived version of the webcast will be available for 90 days.

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop patient-friendly screening technologies for use in the detection of cancer. EXACT maintains an exclusive license agreement in the United States and Canada with Laboratory Corporation of America ® Holdings (LabCorp ®) allowing LabCorp to offer a testing service based on certain of EXACT Sciences’ intellectual property. EXACT continues to retain rights to offer a testing service itself within the United States, to develop a U.S. Food and Drug Administration cleared or approved in vitro diagnostic test kit, and rights to license its technologies outside of the United States and Canada. EXACT Sciences’ stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology. EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, the timing and content of corporate presentations. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

###